Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
CPI Card Group Inc.:

We consent to the use of our report dated May 14, 2015, with respect to the balance sheet of EFT Source, Inc. as of September 2, 2014 and the related statements of operations, stockholders’ equity, and cash flows for the period January 1, 2014 through September 2, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
August 31, 2015